Exhibit 99.1

For immediate release

Endeavour Announces 2013 Fourth Quarter and Year-End

Financial and Operational Results

Houston, March 5, 2014 – Endeavour International Corporation (NYSE: END) (LSE: ENDV) today reported fourth quarter 2013 net loss, as adjusted of $24.7 million compared to a net loss, as adjusted of $7.7 million for the same period in 2012. On a GAAP basis, net loss for the fourth quarter was $27.7 million as compared to net loss of $6.5 million for the same quarter in 2012.

Sales volumes for the fourth quarter of 2013 were 13,648 barrels of oil equivalent per day (“boepd”), compared to 11,541 boepd for the same quarter in the prior year. Physical production for the fourth quarter of 2013 averaged 12,422 boepd compared to 10,300 boepd for the same quarter of 2012. Year-over-year average daily physical production increased 121%.

Fourth Quarter highlights include:

•	Achieved first production at the Rochelle field

•	Closed on the sale of a 50% interest in the Pennsylvania Marcellus

•	Completed an additional $25 million of Monetary Production Payment

Recent Events:

•	Refinanced the Revolving Credit Facility and replaced two LC reimbursement agreements

•	Resolved the stuck valve issue at Rochelle, resuming production at the field

•	Completed a private placement for $25 million

•	Amended the Decommissioning Securities Agreement for the Alba field, reducing security requirements

•	Consolidated the U.K. offices in Aberdeen, Scotland

•	Announced a capital expenditure budget for 2014 of $60 million – $80 million

•	Completed the year-end 2013 reserves evaluation

“With the Rochelle situation resolved, we will continue our focus on reducing cost of capital and deleveraging our balance sheet. The reorganization and consolidation of our UK offices completed last year, combined with the reduced cost of capital from our refinancing effort in January, result in over $30 million in annual cash savings,” said William L. Transier, chairman, chief executive officer and president. “Now with our core assets online in the North Sea, we should expect improved production and cash flow on a comparative basis so we can move forward prudently in the exploitation of our portfolio for the benefit of our stakeholders.”

Operational Update

North Sea

At Rochelle, the East (E2) and West (W1) development wells at Rochelle, a gas-condensate field, were fully completed and tied-in to the production manifolds in January. During the restart of production, a valve was discovered stuck in the ‘shut’ position on the outlet side of the Rochelle production manifold. An attempt to open the valve manually was unsuccessful and the operator secured an intervention vessel to open the valve. The valve was reopened on February 26th and the E2 well commenced first production on February 28th. The E2 production is ramping up and the W1 well is expected to be online in the next few days. When both wells are fully operational, the production from the Rochelle field is expected to exceed the available production capacity at the Scott Platform. Endeavour has a 44% working interest in the Rochelle development.

The Bacchus field continues to perform in line with expectations. The 2013 production exit rate at the field was over 10,000 barrels of oil per day (“bopd”) gross. Consistent with the original development plans, the first well drilled (B3Y) is expected to be turned into a water injector during the second quarter of 2014. This will provide pressure support to help sustain the field’s production rate and increase its overall recovery. A new 3D seismic survey was shot in 2013 and the results are being processed to define additional field development opportunities. Endeavour has a 30% working interest in the field.

Water handling and other operational issues at the Alba production facilities were addressed during the period up to and including the extended shutdown period last year. Subsequently, a problem occurred in the subsea water injection pipeline supplying pressure to the Southern area of the field. This has resulted in a portion of the Southern area being shut-in. The Alba 2013 exit rate was 18,500 bopd gross, below the levels expected from the field. Remedial action is currently being taken to reinstate partial water injection to offset some of this reduction and the permanent replacement of the pipeline is targeted for late 2014. Production will be improved by the first 2014 development well, which was recently brought online. An additional two development wells are scheduled to be drilled during the year. Endeavour has a 25.68% working interest in the field.

North America

During the fourth quarter in the Pennsylvania Marcellus area, the Company closed on a purchase and sale agreement covering 50% of its upstream and midstream assets to Samson Exploration LLC. The transaction provides for the joint development of the Marcellus assets, including the capital necessary for the next phase of development in the core Daniel Field area in Cameron County, Pennsylvania. Initially, the partnership plans to complete three previously drilled and cased horizontal Marcellus wells. These wells will be tied into a new third-party pipeline being constructed by EQT Corporation that allows firm capacity of up to 10 MMCF/D, with potential for future expansion. Endeavour will operate this initial phase of activity, which is expected to be completed by mid-year 2014.

In the Piceance Basin Rim play in Northwest Colorado, Endeavour has two projects targeting liquids-rich Niobrara and Frontier objectives. The Company has formed two federal units and has plans to drill initial horizontal tests in the Niobrara target zone by mid-year 2014. Endeavour has leasehold and drilling options on 40,000 gross acres and 27,000 net acres.

Finance

In December, the Company completed an additional $25 million expansion to the Monetary Production Payment (MPP), bringing the total to $175 million outstanding. The MPP has a two-year term and will be satisfied out of the production from the Alba, Bacchus and Rochelle fields. Repayment of the MPP began in July 2013 under its terms and the current outstanding balance is approximately $162 million.

In January 2014, Endeavour closed on a $255 million senior secured first lien term loan with an interest rate of 8.25% (Libor + 700 basis points). The first lien note is a strip facility consisting of a $125 million Secured Term Loan and a $130 million LC Procurement Facility. The Company has used the net proceeds from the offering to refinance its 13% $115 million Revolving Credit Facility and replace its two reimbursement agreements ($120 million at 13% and $33 million at 9%, interest rates, respectively). The facility is due in November 2017.

Due to a change in the U.K. tax treatment for decommissioning, Endeavour has amended its Decommissioning Securities Agreement for the Alba field. The new tax law, which allows companies to treat decommissioning on an after-tax basis (including Petroleum Revenue Tax (PRT)), enables Endeavour to reduce its current Letter of Credit (LC) amount on the Alba field from $120 million to approximately $55 million. The reduced LC requirements as a result of the new U.K. decommissioning tax treatment, combined with the refinancing activities done in January, is expected to generate an annual cash savings of approximately $17 million to the Company.

On March 3rd, the Company completed a private placement for $25 million. The transaction was comprised of the issuance of 2.9 million shares at $4.28/share with the issuance of 729,000 warrants with a strike price of $5.29. In addition, the transaction involved the issuance of 6.5% convertible notes, with a conversion price of $4.66. The notes have a four year maturity. The transaction also includes an option for an additional $30 million and normal registration rights.

In the fourth quarter, Endeavour completed the consolidation of its U.K. offices in Aberdeen, Scotland. Annual cash savings are anticipated to be in the range of $15 million – $20 million.

First Quarter Production Guidance

With the unanticipated downtime at the Rochelle field and continued restricted rates at Alba, average daily production volumes are expected to be in the range of 9,000 – 10,000 boepd for the first quarter of 2014.

2014 Capital Expenditure Program

Endeavour’s direct capital expenditure program in 2014 is expected to be in the range of $60 million – $80 million. Having completed the work on the Company’s large North Sea development projects, Endeavour expects to spend approximately $45 million in the U.K., the majority on the Alba field for infill drilling, 4D seismic and the replacement of the subsea water injection line. The capital spend for the U.S. drilling program is expected to be in the range of $20 million – $25 million.

Decommissioning costs during the year are expected to be approximately $50 million for the IVRR, Renee and Rubie fields.

2013 Reserves

Year-over-year, the Company added 1.5MMboe of proved reserves, which represents a reserves replacement ratio of 41%. Oil represented 52% of total proved reserves at December 31, 2013 down slightly from 54% at the end of the prior year. Net proved and probable reserves (2P) were 40.1 million in 2013 compared to 47.2 million in the previous year, with oil representing 61% of the total. The reduction in 2P reserves was due to the 2013 production, a slightly shorter Alba field life due to lower SEC pricing, minor revisions in Rochelle reserves following development drilling and lack of new drilling activities in the U.S.

Earnings Conference Call, Wednesday, March 5, 2014 at 9:00 a.m., Central Time, 3:00 p.m. British Time

Endeavour International will host a conference call and web cast to discuss its 2013 fourth quarter and year-end financial and operating results on Wednesday, March 5, 2014 at 9:00 a.m. Central Time, 3:00 p.m. British Time. A supporting slide deck for the conference call is available on the home page of Endeavour’s website at www.endeavourcorp.com and under the Investor Relations section in conjunction with the details for the conference call. To participate and ask questions during the conference call, dial the local country telephone number and the confirmation code 5131878. The toll-free numbers are 888-684-1281 in the United States and 0-808-101-7548 in the United Kingdom. Other international callers should dial 913-312-1453 (tolls apply). To listen only to the live audio web cast access Endeavour’s home page at www.endeavourcorp.com. A replay will be available beginning at 12:00 p.m. Central Time on March 5, 2014 through 12:00 p.m. on March 11, 2014 by dialing toll free 888-203-1112 (U.S.) or 719-457-0820 (international), confirmation code 5131878.

Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and the United States. For more information, visit www.endeavourcorp.com.

Additional information for investors:

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.

The Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves that meet the SEC’s definitions for such terms, and price and cost sensitivities for such reserves, and prohibits disclosure of resources that do not constitute such reserves. We may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable and possible reserves and accordingly are subject to substantially greater risk of being actually realized. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to also consider closely the disclosure in our filings with the SEC, available from our website at www.endeavourcorp.com. Endeavour is also subject to the requirements of the London Stock Exchange and considers the disclosures in this release to be appropriate and/or required under the guidelines of that exchange.

For further information:

Endeavour – Investor Relations
Darcey Matthews	713.307.8711

Pelham Public Relations – UK Media
Philip Dennis	+44(0)207 861 3919
Henry Lerwill	+44(0)207 861 3169

Endeavour International Corporation

Condensed Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands)

	December 31,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$34,742	$59,185
Accounts receivable	65,171	46,181
Prepaid expenses and other current assets	35,920	20,995

Total Current Assets	135,833	126,361
Property and Equipment, Net	1,072,151	1,003,441
Goodwill	259,238	262,764
Other Assets	33,223	49,906

Total Assets	$1,500,445	$1,442,472

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$38,033	$60,153
Current maturities of debt	—	15,713
Deferred revenue	20,965	—
Monetary production payment, current	74,167	—
Accrued expenses and other	88,625	90,100

Total Current Liabilities	221,790	165,966
Long-Term Debt	870,878	843,793
Deferred Taxes	121,816	141,887
Other Liabilities	223,870	147,692

Total Liabilities	1,438,354	1,299,338
Commitments and Contingencies
Series C Convertible Preferred Stock	43,703	43,703
Stockholders’ Equity	18,388	99,431

Total Liabilities and Stockholders’ Equity	$1,500,445	$1,442,472

Endeavour International Corporation

Condensed Consolidated Statement of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues	$116,926	$97,615	$337,664	$219,058
Cost of Operations:
Operating expenses	33,493	23,924	105,444	58,536
Depreciation, depletion and amortization	49,582	24,272	143,048	66,564
Impairment of oil and gas properties	—	5,956	9,566	53,072
General and administrative	4,847	5,705	19,124	21,085

Total Expenses	87,922	59,857	277,182	199,257

Income From Operations	29,004	37,758	60,482	19,801

Other Income (Expense):
Unrealized gains (losses) on derivatives	(3,001)	7,319	(1,843)	5,141
Interest expense	(32,171)	(21,105)	(104,516)	(84,122)
Loss on early extinguishment of debt	—	—	—	(21,661)
Letter of credit fees	(7,643)	(9,461)	(33,425)	(21,903)
Unrealized foreign currency gains (losses)	(3,154)	12,266	(3,116)	8,080
Other expense	(2,114)	(15,579)	(6,619)	(17,334)

Total Other Expense	(48,083)	(26,560)	(149,519)	(131,799)

Income (Loss) Before Income Taxes	(19,079)	11,198	(89,037)	(111,998)
Income Tax Expense	8,583	17,652	6,442	14,228

Net Loss	(27,662)	(6,454)	(95,479)	(126,226)
Preferred Stock Dividends	456	456	1,823	1,823

Net Loss to Common Stockholders	$(28,118)	$(6,910)	$(97,302)	$(128,049)

Net Loss per Common Share
Basic and Diluted	$(0.60)	$(0.15)	$(2.07)	$(3.01)

Weighted Average Number of Common Shares Outstanding:
Basic and Diluted	47,111	46,613	47,089	42,533

Endeavour International Corporation

Condensed Consolidated Statement of Cash Flows

(Unaudited)

(Amounts in thousands)

	Year Ended December 31,
	2013	2012
Cash Flows from Operating Activities:
Net loss	$(95,479)	$(126,226)
Adjustments to reconcile net loss to net provided by (used in) operating activities:
Depreciation, depletion and amortization	143,048	66,564
Impairment of oil and gas properties	9,566	53,072
Deferred tax benefit	(14,255)	(17,594)
Unrealized (gains) losses on derivatives	1,843	(5,141)
Amortization of non-cash compensation	3,294	4,401
Amortization of loan costs and discount	22,359	14,179
Non-cash interest expense	7,082	8,684
Loss on early extinguishment of debt	—	21,661
Other	16,329	15,365
Changes in operating assets and liabilities	(42,450)	3,648

Net Cash Provided by Operating Activities	51,337	38,613
Cash Flows From Investing Activities:
Capital expenditures	(223,656)	(246,925)
Acquisitions, net of cash acquired	(2,787)	(238,854)
Proceeds from sales, net of cash	6,774	1,407
Increase in restricted cash	—	(178)

Net Cash Used in Investing Activities	(219,669)	(484,550)
Cash Flows From Financing Activities:
Repayments of borrowings	—	(274,629)
Borrowings under debt agreements, net of debt discount	—	654,023
Proceeds from issuance of common stock	—	60,805
Proceeds from issuance of monetary production payments	175,000	—
Repayment of monetary production payments	(8,333)	—
Payments for early extinguishment of debt	—	(7,248)
Financing costs paid	(21,198)	(32,204)
Other financing	(1,580)	(1,661)

Net Cash Provided by Financing Activities	143,889	399,086
Net Decrease in Cash and Cash Equivalents	(24,443)	(46,851)
Cash and Cash Equivalents, Beginning of Period	59,185	106,036

Cash and Cash Equivalents, End of Period	$34,742	$59,185

Endeavour International Corporation

Operating Statistics

(Unaudited)

	Fourth Quarter		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Sales volume:
Oil and condensate sales (Mbbls):
United Kingdom	977	896	3,017	1,994
United States	—	—	1	3

Total	977	896	3,018	1,997

Gas sales (MMcf):
United Kingdom	1,159	22	1,194	91
United States	509	972	2,636	5,207

Total	1,668	994	3,830	5,298

Oil equivalent sales (MBOE):
United Kingdom	1,171	899	3,216	2,009
United States	85	163	441	871

Total	1,256	1,062	3,657	2,880

Total BOE per day	13,648	11,541	10,017	7,868

Physical production volume (BOE per day):
United Kingdom	11,441	8,533	8,665	5,494
United States	981	1,767	1,257	2,379

Total	12,422	10,300	9,922	7,873

Realized Price, before and after derivatives :
United Kingdom:
Oil and condensate price ($ per Bbl)	$103.70	$105.73	$104.40	$103.56

Gas price ($ per Mcf)	$12.12	$7.95	$12.00	$7.41

Equivalent oil price ($ per BOE)	$98.51	$105.57	$102.39	$103.13

United States:
Oil and condensate price ($ per Bbl)	—	$44.00	120.00	94.67

Gas price ($ per Mcf)	$3.04	$2.74	$3.13	$2.23

Equivalent oil price ($ per BOE)	$18.41	$16.63	$18.98	$13.64

Total:
Oil and condensate price ($ per Bbl)	$103.71	$105.76	$104.40	$103.56

Gas price ($ per Mcf)	$9.35	$2.86	$5.89	$2.32

Equivalent oil price ($ per BOE)	$93.09	$91.94	$92.36	$76.07

•	We record oil revenues using the sales method, i.e. when delivery has occurred. Actual production may differ based on the timing of tanker liftings. We use the entitlements method to account for sales of gas production.

Endeavour International Corporation

Reconciliation of GAAP to Non-GAAP Measures

(Unaudited)

(Amounts in thousands)

As required under Regulation G of the Securities Exchange Act of 1934, provided below are reconciliations of net income (loss) to the following non-GAAP financial measures: net income, as adjusted and Adjusted EBITDA. We use these non-GAAP measures as key metrics for our management and to demonstrate our ability to internally fund capital expenditures and service debt. The non-GAAP measures are useful in comparisons of oil and gas exploration and production companies as they exclude non-operating fluctuations in assets and liabilities.

(Amounts in thousands)	Fourth Quarter		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net loss	$(27,662)	$(6,454)	$(95,479)	$(126,226)
Impairment of oil and gas properties (net of tax) (1)	—	5,956	9,566	53,072
Unrealized gains (losses) on derivatives (net of tax) (2)	3,001	(7,383)	1,843	(7,326)
Loss on early extinguishment of debt (net of tax) (3)	—	—	—	17,662
Deferred tax expense related to U.K. tax rate change	—	194	—	8,587

Net Loss as Adjusted	$(24,661)	$(7,687)	$(84,070)	$(54,231)

Net loss	$(27,662)	$(6,454)	$(95,479)	$(126,226)
Unrealized gains (losses) on derivatives	3,001	(7,319)	1,843	(5,141)
Net interest expense	32,163	21,083	104,452	83,872
Letter of credit fees	7,643	9,461	33,425	21,903
Loss on early extinguishment of debt	—	—	—	21,661
Depreciation, depletion and amortization	49,582	24,272	143,048	66,564
Impairment of oil and gas properties	—	5,956	9,566	53,072
Income tax expense	8,583	17,652	6,442	14,228

Adjusted EBITDA	$73,310	$64,651	$203,297	$129,933

(1)	Since the impairments related to U.S. oil and gas properties, we recognized no tax benefits as there was no assurance that we could generate any U.S. taxable earnings.
(2)	Net of tax benefit of none, $64, none, $2,185 for the three months ended December 31, 2013 and 2012, year ended December 31, 2013 and 2012, respectively.
(3)	Net of tax benefit of $3,899 for the year ended December 31, 2012.

Endeavour International Corporation

2013 Reserve Information

	Endeavour Historical
	As of December 31,
	2011	2012	2013
Net 1P reserves:
United Kingdom:
Oil (MBbls)(1)	4,060	13,733	12,340
Gas (MMcf)(3)	50,723	56,901	55,398
Oil equivalents (MBOE)(2)	12,514	23,217	21,573
United States:
Oil (MBbls)(1)	41	6	3
Gas (MMcf)	60,978	14,690	11,775
Oil equivalents (MBOE)(2)	10,204	2,454	1,965
Total:
Oil (MBbls)(1)	4,101	13,739	12,343
Gas (MMcf)	111,701	71,591	67,173
Oil equivalents (MBOE)(2)	22,718	25,671	23,538
Percentage oil	18%	54%	52%
Percentage proved developed	23%	32%	49%
Net 2P reserves:
Total:
Oil (MBbls)(1)	14,556	29,208	24,552
Gas (MMcf)(3)	182,989	107,715	93,370
Oil equivalents (MBOE)(2)	45,054	47,161	40,114
Percentage oil	32%	62%	61%

(1)	Includes natural gas liquids.
(2)	One Bbl of oil is equal to six Mcfe based on an approximate energy equivalency. This is a physical correlation and does not reflect a value or price relationship between the commodities.
(3)	Gas prices in the U.K. have been in the range of $9.50—$11.00 an Mcf during 2013.